SUB-ITEM 77E:  LEGAL PROCEEDINGS
Since October 2003, Federated
 and related entities
(collectively, "Federated") and various
Federated-sponsored mutual funds
(Funds) have been named as
defendants in several class action
lawsuits now pending in the
United States District Court
for the District of Maryland.
 The lawsuits were
purportedly filed on behalf
of people who purchased, owned
 and/or redeemed shares of certain Funds
during specified periods
 beginning November 1, 1998.
The suits are generally similar
in alleging that
Federated engaged in illegal
and improper trading practices
including market timing and
 late trading in
concert with certain institutional
traders, which allegedly caused
financial injury to the mutual fund
shareholders. Federated without
admitting the validity of any
claim has reached a preliminary
settlement
with the Plaintiffs in these cases.
Any settlement would have to be
approved by the Court.
     Federated entities have also
 been named as defendants in
several additional lawsuits that
are now
pending in the United States District
 Court for the Western District
 of Pennsylvania. These lawsuits have
been consolidated into a single
action alleging excessive advisory
fees involving one of the Funds.
     The Board of the Funds
retained the law firm of Dickstein
 Shapiro LLP to represent the Funds in
each of the lawsuits described
in the preceding two paragraphs.
Federated and the Funds, and their
respective counsel, have been
defending this litigation, and
 none of the Funds remains a
 defendant in
any of the lawsuits. Additional
lawsuits based upon similar
 allegations may be filed in
the future. The
potential impact of these lawsuits,
all of which seek monetary damages,
 attorneys' fees and expenses,
and future potential similar suits
 is uncertain. Although we do not
 believe that these lawsuits will
 have a
material adverse effect on the Funds,
 there can be no assurance that
these suits, ongoing adverse
publicity and/or other developments
 resulting from the allegations
 in these matters will not result in
increased redemptions, or reduced
 sales of shares of the Funds or
other adverse consequences for the
Funds.